FOR IMMEDIATE RELEASE

CURTISS-WRIGHT REVISES 2008
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FULL YEAR AND FOURTH QUARTER FINANCIAL RESULTS

ROSELAND, NJ – March 2, 2009 – Curtiss-Wright Corporation (NYSE: CW) revises its financial results for the fourth quarter and full year ended December 31, 2008.

On February 25, 2009, Curtiss-Wright Corporation (NYSE: CW) was informed that Eclipse Aviation Corp. (“Eclipse”) will not contest a motion by senior secured creditors to convert Eclipse’s bankruptcy status from Chapter 11 to Chapter 7, essentially forcing liquidation. This recent event relates to the fact that Eclipse’s potential acquirer, EclipseJet Aviation International Inc., was unable to obtain the necessary financing to complete the purchase. Eclipse has since suspended all business operations and expects the U.S. Bankruptcy Court in Delaware to promptly appoint a trustee to oversee the liquidation of assets.

In November 2008, Eclipse filed for protection under Chapter 11 of the bankruptcy law. At the time, the Company had $1.1 million in receivables and $2.6 million in inventory designed for Eclipse. Upon Eclipse’s filing for protection under Chapter 11, the Company recorded a reserve against the receivables, but did not record a reserve for the inventory. The Company determined that an inventory reserve was not necessary as it was expected that once Eclipse was purchased, it would begin operations again, which did not occur. As a result, the Company increased its inventory reserves by $2.6 million, which will reduce the Company’s 2008 pre-tax earnings by $2.6 million, or $.04 per diluted earnings per share, from the amounts that were previously announced. As such, our previously issued financial statements included in our press release issued on February 17, 2009, require revision, a summary of which is presented below.

Although there may be some impact on our 2009 results, the Company affirms the guidance it previously provided.

Summary of Revised 2008 Financial Results for Curtiss-Wright Corporation:

(in 000's)	Q4	2008
Cost of Sales	$335,013	$1,214,061
Operating Income	$57,973	$196,562
Provision for Income taxes	$17,803	$59,712
Net Earnings	$33,011	$109,390

Earnings per Basic Share	$0.74	$2.45
Earnings per Diluted Share	$0.73	$2.41

Summary of Revised 2008 Financial Results for Motion Control Segment:

(in 000's)	Q4	2008
Motion Control Operating Income	$19,476	$65,539
Operating Margin	11.3%	10.3%

Curtiss-Wright Corporation, Page 2

About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 8,000 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

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Certain statements made in this release, including statements about future revenue, organic revenue growth, quarterly and annual revenue, net income, organic operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information is available at www.curtisswright.com.

Contact:	Alexandra M. Deignan
(973) 597-4734
adeignan@curtisswright.com